Exhibit 10.4

AMENDMENT NUMBER ONE

This Amendment (“Amendment No. 1”) is made and entered into as of June 8, 2009

BETWEEN:	CITI CARDS CANADA INC.,
a corporation organized and existing under the laws of Ontario, having its head office at the City of Mississauga, in the Province of Ontario,
(“Citi Cards”)
OF THE FIRST PART

AND:	ZALE CANADA CO.,
a corporation organized and existing under the laws of Nova Scotia, having its principal place of business for North America at 901 W. Walnut Hill Lane, Irving, Texas, U.S.A. 75038,
(“Zale”)
OF THE SECOND PART

AND:	TXDC, L.P.,
a limited partnership organized and existing under the laws of the State of Texas, in theUnited States of America, having a place of business at 901 W. Walnut Hill Lane, Irving, Texas, U.S.A. 75038,
(“TXDC”)
OF THE THIRD PART

WHEREAS Citi Cards (as successor in interest to Citi Commerce Solutions of Canada Ltd. by amalgamation, effective July 2, 2007), Zale and TXDC entered into a Private Label Credit Card Program Agreement dated March 1, 2007 (“Agreement”);

WHEREAS Citi Cards, Zale and TXDC wish to make certain amendments to the Agreement;

AND WHEREAS Citi Cards, Zale and TXDC intend that, except as expressly set forth below, the terms and conditions of the Agreement shall remain unmodified and shall continue in full force and effect;

NOW, THEREFORE, in consideration of the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, Citi Cards, Zale and TXDC agree together as follows:

AMENDMENTS:  Effective as of June 8, 2009, the Agreement shall be amended as follows:

1.             Amendments to Section 2.: Section 2. of the Agreement is revised as follows:

(a)           The second paragraph of Section 2.(b)(i) of the Agreement is deleted and replaced by the following provision:

“Citi Commerce will at all times solely control all aspects of the operation of the Private Label Program, including Account Issuance Criteria standards and credit policy, (e.g., the decision whether or not to extend credit for any Applicant for a Credit Card, and if so, the amount of credit to be extended, and whether or not to continue or terminate any individual Account), customer service operations, collections policy and operations, marketing fulfillment operations, and accounting operations. Notwithstanding the foregoing, Citi Commerce shall give Zale at least sixty (60) days’ notice of any change to its standards and policies that is a material change.  Except as otherwise provided in this Agreement, Citi Commerce will be the sole and exclusive owner of all materials used in connection with the operation of the Private Label Program.”

(b)           Section 2.(b)(ii)(1) of the Agreement is revised by deleting the text “(as solely determined by Citi Commerce, acting reasonably)” in the fifth and sixth lines.

(c)           Section 2.(b)(ii)(2) of the Agreement is revised by deleting the text “(as solely determined by Citi Commerce, acting reasonably)” in the seventh and eighth lines.

2.             Amendments to Section 14.: Section 14. of the Agreement is revised as follows:

(a)           Section 14.(a)(ii) is revised by deleting the word “or” at the end of the sentence and inserting a semi-colon in its place.

(b)           Section 14.(a)(iii) is revised by deleting the period at the end of the sentence and inserting a semi-colon in its place.

(c)           Section 14.(a) is revised by adding the following new provision at the end:

“(iv)        Zale provides written notice to Citi Commerce on or before June 30, 2009 that this Agreement is terminated, with such termination to be effective on or before October 31, 2009.

(d)           Section 14.(b)(i) is revised by adding the following new paragraph at the end:

(e)           “Without prejudice to any of Citi Commerce’s other rights and remedies under this Agreement, Citi Commerce shall not invoke Section 13.(a)(xii) of the Agreement as an Event of Default during the period commencing on June 8, 2009 and ending on March 31, 2010, and thereafter shall invoke Section 13.(a)(xii) only upon ninety (90) days’ written notice to Zale.”

3.             Amendment to Section 15.: Section  15. of the Agreement is revised by deleting the first paragraph of Section 15.(a) (including the heading) and inserting the following provision in its place:

“Purchase Option:  In the event of the termination, non-renewal or expiration of this Agreement pursuant to any of the provisions of this Agreement other than pursuant to Section 14.(a)(iv) of this Agreement resulting from a Zale notice of termination or Section 14.(b)(i) of this Agreement resulting from a Zale Event of Default, Zale has the option (the “Purchase Option”) to purchase, or to arrange for an Affiliate of Zale or for a third party to purchase, the Purchase Assets (as defined in Section 16.(a)) at an aggregate purchase price determined in accordance with Section 15.(b) (the “Purchase Price”).”

4.             Amendment to Attachment B: Attachment B to the Agreement is deleted in its entirety and replaced with the Attachment B annexed hereto.

5.             General:

(a)           On and after the date hereof, each reference in the Agreement to “this Agreement” and each reference to “the Agreement” in any and all other agreements, documents and instruments delivered by Citi Cards, Zale or TXDC in accordance with the Agreement will mean and be a reference to the Agreement, as amended by this Amendment No. 1.

(b)           Except as specifically amended by this Amendment No. 1, the Agreement will remain in full force and effect and is hereby ratified and confirmed by the Parties.

(c)           In the event of any inconsistency or conflict between the Agreement and this Amendment No. 1, the terms and conditions and provisions of this Amendment No. 1 will govern and control.

(d)           Capitalized terms used and not otherwise defined in this Amendment No. 1 will have the meanings assigned to such terms in the Agreement.

6.             Governing Law: This Amendment No. 1 will be governed by the laws of the jurisdiction set forth as the governing law jurisdiction in the Agreement.

7.             Counterparts: This Amendment No. 1 may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts will constitute one and the same instrument and will become effective when one or more counterparts of this Amendment No. 1 have been signed by a Party and delivered to the other Party. Any Party may deliver an executed copy of this Amendment No. 1 by facsimile transmission to another Party, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Amendment No. 1.

IN WITNESS WHEREOF Citi Cards, Zale and TXDC have caused this Amendment No. 1 to be executed as of June 8, 2009 by their proper officers or other representatives duly authorized in that behalf.

CITI CARDS CANADA INC.			ZALE CANADA CO.
(as successor in interest to Citi Commerce Solutions of Canada Ltd. by amalgamation, effective July 2, 2007)

By:
	Name:	Robert A. Fleig	Name:
	Title:	General Counsel	Title:

TXDC, L.P.
By: Zale Delaware, Inc., its general partner

By:
Name:
Title:

(With respect to Section 9., and  as expressly granted in

Section 18., of the Agreement)

Attachment B

Merchant Fees and Revenue Sharing

1.             Merchant Fees: Zale agrees to pay a Merchant Fee for each net Card Sale transaction type described in the Discount Rate Schedule set out hereinbelow equal to the product obtained by multiplying the total dollar amount of the net Card Sale by the applicable net Card Sale transaction type discount rate, as shown in the Discount Rate Schedule set out hereinbelow.

Citi agrees to refund a Merchant Fee to Zale for each Return of a net Card Sale of a transaction type described in the Discount Rate Schedule set out hereinbelow equal to the product obtained by multiplying the total dollar amount of the Return for the net Card Sale by the applicable net Card Sale transaction type discount rate, as shown in the Discount Rate Schedule set out hereinbelow.

Citi Commerce will provide Zale with written notice of any change to any Merchant Fee hereunder at least thirty (30) days prior to the implementation of any such change by Citi Commerce.

DISCOUNT RATE SCHEDULE

Card Sale Transaction Type	Discount Rate

Three (3) Month Same as Cash	—%
Six (6) Month Same as Cash	—%
Twelve (12) Month Same as Cash	—%
Revolve	—%

2.       Revenue Sharing Payments: Citi Commerce will pay to Zale, by not later than ten (10) Business Days following the end of each calendar month, the applicable amount of the Late Fee Revenue Rebate that has accrued in respect of Accounts under the Private Label Program during such calendar month (hereinafter called “Revenue Sharing Payments”).